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                                                                       EXHIBIT 5

                       Opinion of Leslie J. Parrette, Jr.

                                December 3, 2001

UtiliCorp United Inc.
20 West 9th Street
Kansas City, Missouri 64105

Ladies and Gentlemen:

         I have acted as counsel to UtiliCorp United Inc., a Delaware corporation (the "Company") in connection with its filing of a Registration Statement on Form S-4 (the "Registration Statement") with the Securities and Exchange Commission under the Securities Act of 1933 (the "Act") on December 3, 2001, relating to the issuance by the Company of up to 13,774,760 shares of common stock, par value $1.00 per share (the "Common Stock"). The Company will offer to exchange (the "Offer") .6896 of a share of Common Stock for each outstanding share of Class A common stock, par value $0.01 of Aquila, Inc. (the "Aquila Common Stock"). Upon the successful completion of the Offer, the Company will complete a "short form" merger (the "Merger") whereby the Company will exchange .6896 of a share of Common Stock for each remaining outstanding share of Aquila Common Stock, excluding shares held by persons who receive cash for their Aquila Common Stock pursuant to the exercise of appraisal rights under
Section 262 of the Delaware General Corporate Law. Cash will be issued in lieu of fractional shares in the Offer and the Merger.

         I am familiar with the proceedings to date with respect to Offer and the Merger and have examined such records, documents and matters of law and satisfied myself as to such matters of fact as I have considered relevant for the purposes of this opinion.

         On the basis of such examination, I am of the opinion that, when the Registration Statement, as it may be amended, has become effective under the Act and upon delivery of the Common Stock (and cash in lieu of fractional shares) in exchange for the Aquila Common Stock in accordance with the Offer and the Merger, the Common Stock issued in the Offer and the Merger will be validly issued, fully paid and nonassessable.

         I hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to the references to me under "Legal Matters" in the prospectus forming a part of the Registration Statement as having upon the validity of the issuance of the Common Stock. In giving this consent, I do not admit that I am in the category of persons who consent is required under Section 7 of the Securities Act of 1933.

                                       Very truly yours,

                                       /S/ LESLIE J. PARRETTE, JR.
                                       -----------------------------------------
                                       Leslie J. Parrette, Jr.
                                       Senior Vice President, General Counsel
                                       and Corporate Secretary
                                       UtiliCorp United Inc.